EXHIBIT 3.1

 CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HRG GROUP, INC.

Dated: July 13, 2015

The undersigned officer of HRG Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation, declaring the Amendment to be advisable and directing that the Amendment be considered by the stockholders of the Corporation at the Corporation’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”).

SECOND: That, at the Annual Meeting, held on July 13, 2015, the Amendment was duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: That the Certificate of Incorporation of the Corporation is hereby amended by adding the Amendment as Article XII thereto, such that said Article shall be and read as follows:

ARTICLE XII — RESTRICTIONS ON TRANSFER AND OWNERSHIP
(a) Purpose. It is in the best interests of the Corporation and its stockholders that certain restrictions on the Transfer of Corporation Securities (each defined below) be established, as more fully set forth in this Article XII, as any such Transfer may threaten the preservation of certain tax attributes.
(b) Definitions. As used in this Article XII only, the following capitalized terms shall have the following respective meanings (and any references to any portions of Treasury Regulation Section 1.382-2T shall include any amendment thereto and any successor provisions):
“Acquire” means the acquisition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation: (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Corporation Securities; (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Corporation Securities; or (iii) any other acquisition or transaction treated under Section 382 of the Code as a direct or indirect acquisition (including the direct or indirect acquisition of an ownership interest in a Substantial Holder) of ownership of such Corporation Securities, which shall include acquisitions by operation of law. The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Corporation Securities” means: (i) shares of Common Stock; (ii) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18); and (iii) warrants, rights or options (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)) to acquire Corporation Securities.
“Disposition” means, with respect to any Person other than the Corporation, the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, distribution, contribution, or other disposition or transaction treated under Section 382 of the Code as a direct or indirect disposition or transfer (including the disposition of an ownership interest in a Substantial Holder). A “Disposition” also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation Section 1.382-4(d)(9)).
“Percentage Stock Ownership” means percentage stock ownership as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h) (without regard to the rule that treats stock of an entity as to which the constructive ownership rules apply as no longer owned by that entity), (j) and (k).
“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or “entity” within the meaning of Treasury Regulation Section 1.382-3 (including, without limitation, any group of Persons treated as a single entity under such regulation); provided, however, that a Person shall not mean a Public Group.
“Public Group” has the meaning set forth in Treasury Regulation Section 1.382–2T(f)(13).
“Substantial Holder” means a Person (including, without limitation, any group of Persons treated as a single “entity” within the meaning of Treasury Regulation Section 1.382-3) that: (i) holds, owns or has any right in Corporation Securities representing a Percentage Stock Ownership (including indirect and constructive ownership, as determined under applicable Treasury Regulations) in the Corporation of at least 4.9%; or (ii) that is identified as a “5-percent shareholder” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(g)(1).

“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.
“Transfer” means any direct or indirect Acquisition or Disposition of Corporation Securities.

“Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.
(c) Transfer Limitations.
(i) No Person shall be permitted to make a Transfer, whether in a single transaction (with any transactions occurring on the same day being treated as a single transaction) or series of related transactions, and any such purported Transfer will be void ab initio, (A) to the extent that after giving effect to such purported Transfer: (i) the purported transferee or any other Person by reason of the purported transferee’s Acquisition would become a Substantial Holder; or (ii) the Percentage Stock Ownership of a Person that, prior to giving effect to the purported Transfer (or any series of Transfers of which such Transfer is a part), is a Substantial Holder would be increased, or (B) if before giving effect to such purported Transfer the purported transferor is a Substantial Holder described in clause (ii) of the definition of “Substantial Holder” (any such purported Transfer described in clause (A) or (B), a “Prohibited Transfer”).
(ii) The restrictions set forth in Section (c)(i) of this Article XII shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if the transferor or the transferee obtains approval of the proposed Transfer by the Board of Directors (at a meeting of the Board of Directors or by written consent of the Board of Directors). As a condition to granting its approval pursuant to this Section (c)(ii) of this Article XII, the Board of Directors may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such documentation, information and action, if any, as it determines, including, without limitation, representations and warranties from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board of Directors, and such other advice, in each case as to such matters as the Board of Directors determines in its sole discretion is appropriate.
(iii) The restrictions set forth in Section (c)(i) of this Article XII shall not preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc. (or any other national securities exchange or other exchange on which the Corporation Securities are then traded) in the Corporation Securities, it being understood, however, that any such settlement shall not negate or otherwise affect the treatment of a Transfer as a Prohibited Transfer hereunder.
(iv) The restrictions set forth in Section (c)(i) of this Article XII shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if, at the time the proposed Transfer is effected, the Board of Directors has reasonably determined that no Tax Benefits of the Corporation may be carried forward.
(d) Treatment of Excess Securities.
(i) (A) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). The Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities, to receive dividends or distributions, whether liquidating or otherwise, in respect thereof and to effect any Transfer thereof. Once the Excess Securities have been acquired in a Transfer that is in accordance with this Section (d) of this Article XII and is not a Prohibited Transfer, such Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section (d) of this Article XII shall also be a Prohibited Transfer.
(B) The Corporation may require, including, but not limited to, as a condition to the registration of the Transfer of any Corporation Securities or the payment of any dividend or distribution on any Corporation Securities, that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Section (d) of this Article XII, including, without limitation, authorizing such transfer agent to require an affidavit from a proposed transferee or payee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article XII as a condition to registering any Transfer or paying any dividend or distribution.
(ii) (A) If a Prohibited Transfer has occurred: (1) the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect; and (2) upon written demand by the Corporation, the Purported Transferee (if identified by the Corporation or otherwise) shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to an agent designated and controlled by the Board of Directors (the “Agent”).
(B) In the case of a Prohibited Transfer described in Section (c)(i)(A) of this Article XII, the Agent shall thereupon sell to a buyer or buyers the Excess Securities transferred to it pursuant to this Section (d)(ii) of this Article XII in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities; provided further that any such sale must not constitute a Prohibited Transfer. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender the Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and the proceeds of such sale (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible), except to the extent the Corporation grants written permission to the Purported Transferee to retain a portion of such sale proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section (d)(iii) of this Article XII if the Agent, rather than the Purported Transferee, had resold the Excess Securities.
(C) In the case of a Prohibited Transfer described in Section (c)(i)(B) of this Article XII, the purported transferor of Excess Securities in such Prohibited Transfer (the “Purported Transferor”) shall deliver to the Agent the sale proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon identify and sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the identity of the Purported Transferee is determined (by the Corporation), the Agent shall, to the extent possible, return to the Purported Transferor any certificate or evidence of ownership of Excess Securities together with any Prohibited Distributions received by the Agent pursuant to this Section (d)(ii) of this Article XII, and shall reimburse the Purported Transferee up to an amount paid by such Purported Transferee for the Excess Securities in the Prohibited Transfer, such reimbursement to be made from (and limited to) the sale proceeds received by the Agent from the Purported Transferor (and the net proceeds realized by the Agent from the disposition of any non-cash consideration). If the identity of the Purported Transferee is not determined, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent shall use the proceeds received by the Agent from the Purported Transferor (and the net proceeds realized by the Agent from the disposition of any non-cash consideration) to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses (as described in Section (d)(iii) of this Article XII), the Purported Transferor shall promptly fund such deficiency upon demand by the Agent.
(D) In the case of a Prohibited Transfer that is described in both Sections (c)(i)(A) and (c)(i)(B) of this Article XII, the procedures set forth in Section (d)(ii)(C) of this Article XII shall apply.
(iii) Except for Prohibited Distributions that are to be returned to the Purported Transferor in accordance with Section (d)(ii)(C) of this Article XII, the Agent shall apply any proceeds or any other amounts received by it by and in accordance with Section (d) of this Article XII as follows:
(A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;
(B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Prohibited Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and

(C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) (“Section 501(c)(3)”) selected by the Board of Directors; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.9% or greater Percentage Stock Ownership interest in the Corporation, then such remaining amounts shall be paid to two or more unrelated organizations qualifying under Section 501(c)(3) selected by the Board of Directors, such that no organization qualifying under Section 501(c)(3) shall possess Percentage Stock Ownership in the Corporation of 4.9% or more.
(D) The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) above. Except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder, in no event shall the proceeds of any sale of Excess Securities pursuant to this Section (d) of this Article XII inure to the benefit of the Corporation.
(iv) If the Purported Transferee or the Purported Transferor fails to surrender the Excess Securities (as applicable) or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section (d)(ii) of this Article XII, then the Corporation shall, in such manner and at such time, as determined by the Board of Directors, use its best efforts to enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section (d)(iv) of this Article XII shall (a) be deemed inconsistent with any Prohibited Transfer of the Excess Securities provided in this Article XII being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.
(v) In the event of any Prohibited Transfer that does not involve a transfer of Corporation Securities within the meaning of the Delaware General Corporation Law and that is not a Prohibited Transfer pursuant to Section (c)(i)(B) of this Article XII, the application of Section (d)(ii)-(iv) of this Article XII shall be modified as described in this Section (d)(v) of this Article XII. In such case, no such Purported Transferee shall be required to dispose of any interest that is not a Corporation Security, but such Purported Transferee and/or any Person whose ownership of Corporation Securities is attributed to such Purported Transferee (such Purported Transferee or other Person, a “Remedial Holder”) shall be deemed to have disposed of and shall be required to dispose of sufficient Corporation Securities (which Corporation Securities shall be disposed of in the inverse order in which they were acquired) to cause such Purported Transferee, following such disposition, not to be in violation of this Article XII. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Corporation Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section (d)(ii)-(iv) of this Article XII, except that the maximum aggregate amount payable to a Remedial Holder in connection with such sale shall be the fair market value of such Excess Securities at the time of the Prohibited Transfer. A Remedial Holder shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, following the time of the Prohibited Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due to such Remedial Holder. The purpose of this Section (d)(v) of this Article XII is to extend the restrictions in Section (d)(ii)-(iv) of this Article XII to situations in which there is a Prohibited Transfer without a direct Transfer of Corporation Securities, and this Section (d)(v) of this Article XII, along with the other provisions of this Article XII, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.
(e) Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this Article XII who knowingly violates the provisions of this Article XII and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including, but not limited to, damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.
(f) Bylaws; Legends; Compliance.
(i) The Bylaws may make appropriate provisions to effectuate the requirements of this Article XII.
(ii) All certificates (including global certificates) issued by the Corporation representing Corporation Securities shall bear a conspicuous legend substantially in the form as follows:
“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO SIGNIFICANT OWNERSHIP AND TRANSFER RESTRICTIONS PURSUANT TO ARTICLE XII OF THE AMENDED CERTIFICATE OF INCORPORATION OF HRG GROUP, INC., AS IT MAY BE AMENDED FROM TIME TO TIME. THE CORPORATION WILL FURNISH A COPY OF ITS AMENDED CERTIFICATE OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON A WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
(iii) The Corporation shall have the power to make appropriate notations upon its stock transfer records and instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XII for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.
(iv) The Board of Directors shall have the power to decide all matters necessary for determining compliance with this Article XII, including, without limitation, determining (A) the identification of Substantial Holders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership of any Substantial Holder or other Person, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee or Purported Transferor pursuant to this

Article XII, (F) to interpret any provision of this Article XII, and (G) any other matter that the Board of Directors determines to be relevant. The good faith determination of the Board of Directors on such matters shall be conclusive and binding on all persons and entities for the purposes of this Article XII.
(g) Severability. If any provision or provisions of this Article XII shall be held invalid, illegal or unenforceable as applied to any person or entity or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
(h) The restrictions on transfer and ownership imposed by this Article XII will expire on the close of business on the effective date of the repeal of Section 382 of the Code or any successor statute if the Board of Directors reasonably determines that such restrictions are no longer necessary or desirable for the preservation of Tax Benefits.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer as of the date first written above.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Senior Vice President, General Counsel and Corporate Secretary

 [Signature Page to Certificate of Amendment to Certificate of Incorporation – HRG Group, Inc.]